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                                                                     EXHIBIT 10

         The following is excerpted from pages 20-25 of Company's Definitive Proxy Statement for fiscal year 1995, which was mailed to shareholders of Company on or about July 7, 1995.

         Limitation on Director Liability. Both the WBCA and the DGCL allow charter documents to eliminate or limit the personal liability of directors; however, the two statutes prescribe different limitations. In Washington, the Articles of Incorporation may not eliminate or limit the liability of a director for: (i) acts or omissions involving intentional misconduct or a knowing violation of law; (ii) approval of certain distributions or loans contrary to law; or (iii) any transaction from which the director personally receives a benefit in money, property, or services to which the director is not legally entitled. The Delaware statute further excludes the limitation of director liability: (i) if a director has breached the duty of loyalty to the corporation or its shareholders; or (ii) for acts or omissions not in good faith. In both New Univar's Articles of Incorporation and the Corporation's Certificate of Incorporation, these limits on director liability are deemed to be contract rights, which may not be adversely affected by a repeal or modification of the applicable law and which are to be automatically amended as authorized by changes in applicable law so that the liability of a director shall be eliminated or limited to the fullest extent not prohibited by applicable law. Neither the DGCL nor the WBCA limit a director's liability for violation of certain federal laws including the federal securities laws.

         Indemnification of Directors and Officers. Under the Corporation's current Certificate of Incorporation and Bylaws and under Delaware law, the ability of the Corporation to indemnify its directors and officers for payments made in settlement of derivative actions may be open to certain questions. See "Principal Reasons for the Proposed Reincorporation" above. New Univar's Articles of Incorporation provide that New Univar shall indemnify its directors and officers for expenses and liabilities incurred by them as a result of their service as directors and officers, provided that no such indemnification shall be provided on account of: (i) acts or omissions of the director or officer finally adjudged to be intentional misconduct or a knowing violation of the law;
(ii) approval of certain distributions or loans contrary to law; or (iii) any transaction with respect to which the director or officer is finally adjudged to have received a benefit to which he or she was not legally entitled. This comprehensive language is intended to provide the broadest indemnification of directors and officers not prohibited by Washington law, and to authorize indemnification of directors and officers of amounts paid in settlement of actions brought on behalf of the Corporation, commonly known as derivative actions. See "Certain Differences in Corporate Law -- Indemnification of Directors and Officers" below.

         The Board of Directors believes that the potential personal liability that can result from derivative actions arising out of an individual's service as a director or officer of a corporation is a major concern for individuals who are asked to serve in such positions. The Board of Directors has concluded that by providing indemnification to the Corporation's directors and officers for amounts paid in settlement of derivative actions, subject to the restrictions set forth in the WBCA, the Corporation will be able to effectively maintain its ability to recruit and retain individuals who possess the qualities and experience necessary to serve as directors and officers of the Corporation.
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         Increase in Authorized Common and Preferred Shares. The total number of common shares which the Corporation is authorized to issue under the Corporation's Certificate of Incorporation is 40,000,000, and the number of authorized preferred shares is 750,000. Under New Univar's Articles of Incorporation, the number of authorized common shares is increased to 100,000,000 and the number of authorized preferred shares is increased to 5,000,000. Under Delaware law, the franchise fees payable by a corporation incorporated in Delaware increases with the number of authorized shares, whereas franchise fees payable under Washington law are not tied to the number of authorized shares. As a result, the Board of Directors has concluded that the Corporation will benefit from the greater flexibility in the structuring of corporate transactions achieved by increasing the number of its authorized common and preferred shares, at no additional cost to the Corporation. The increased number of shares could more easily facilitate transactions such as stock splits, stock dividends, mergers and acquisitions and various forms of financings. However, the Corporation is not currently contemplating any transaction which would result in any increase in the number of outstanding common or preferred shares. Because the proposed increases represent a significant change in the number of authorized common and preferred shares, the shareholders are being asked to separately approve these increases. If the shareholders do not approve these increases, the authorized capital of New
Univar will be the same as the present authorized capital of the Corporation.

         Other Differences in the Charter Documents and Bylaws. New Univar's Articles of Incorporation differ in other aspects. The differences relate to differences between Delaware and Washington law. Specific provisions in certain Articles have been included so as to minimize differences in corporate governance before and after the Reincorporation. For example, New Univar's Articles of Incorporation provide for a majority vote requirement in the case of mergers (which is the same as the DGCL requirement for mergers) instead of a two-thirds vote requirement which is the general provision applicable under the WBCA. Similarly, preemptive rights, cumulative voting (with certain limited exceptions found in the Corporation's Certificate of Incorporation), and shareholder-called meetings are precluded in the New Univar Articles of Incorporation since such rights do not presently apply to Univar under the DGCL. Other differences under New Univar's Articles of Incorporation include the following: (i) the authority of the Board of Directors regarding the issuance of preferred shares and the determination of the rights and preferences with respect to such shares are more specifically and broadly described; (ii) the minimum number of directors is increased from seven to nine to satisfy Washington law requirements applicable to classified boards and cumulative voting (the actual size of the Board of Directors will remain at twelve); and
(iii) the elimination of "par value" for common and preferred shares as permitted by Washington law.

         Various differences also exist between New Univar's Bylaws and the Corporation's Bylaws which are generally reflective of technical differences between Delaware and Washington law and a policy decision not to include provisions which are adequately covered by statute or not required to be included in the Bylaws. However, none of these provisions is expected to have a material effect on the governance of the Corporation. A copy of the New Univar Bylaws may be obtained by writing to the Corporate Secretary at the Corporation's Executive Offices.
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CERTAIN DIFFERENCES IN CORPORATE LAW

         The DGCL currently governs the rights of the Corporation's shareholders. After the merger, the rights of shareholders shall be governed by the WBCA. The following discussion summarizes certain significant differences between the provisions of the DGCL and the WBCA, as applicable to a public company.

         Amendment of Articles/Restated Certificate of Incorporation. The WBCA authorizes a corporation's board of directors to make various changes to its articles of incorporation without shareholder approval including changes: of corporate name, of the number of outstanding shares in order to effectuate a stock split or stock dividend in the corporation's own shares, and to change or eliminate provisions with respect to par value of its shares. Other amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances, it should make no recommendations, and must be approved by a majority of all votes entitled to be cast by each voting group which has a right to vote on the amendment.

         Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of shareholders holding a majority of the voting power of the corporation unless a different proportion is specified in the certificate of incorporation.

         Provisions Affecting Acquisitions and Business Combinations. The WBCA imposes restrictions on certain transactions between a corporation and certain significant shareholders.

         Subject to certain exceptions, a merger, share exchange, sale of assets other than in the regular course of business, or dissolution of a corporation involving an "Interested Shareholder" owning beneficially 20% or more of the corporation's voting securities must be approved by the holders of two-thirds of the corporation's outstanding voting securities, other than those of the Interested Shareholder. This restriction does not apply if the consideration received as a result of the transaction by noninterested shareholders is not less than the highest consideration paid by the Interested Shareholder for the corporation's shares during the preceding two years or if the transaction is approved by a majority of directors who are not affiliated with the Interested Shareholder. A Washington corporation may, in its original articles of incorporation, elect not to be covered by this provision; however, New Univar has not done so.

         In addition, Washington law prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" (such as a merger or sale of assets) with an "acquiring person" who acquires more than 10% of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition. To be covered by this statute, both domestic and foreign corporations with their principal executive offices in Washington must have, together with all of their subsidiaries, either a majority or over 1,000 of their employees resident in Washington. Because the Corporation does not meet this test, the statute does not apply to the Corporation and will not apply to New Univar.
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         Delaware has enacted a business combination statute that is contained in Section 203 of the DGCL providing that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the target corporation for a period of three years following the date the person became an interested shareholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

         For purposes of determining whether a person is the "owner" of 15% or more of a corporation's voting stock for purposes of Section 203, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A "business combination" is also defined broadly to include (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial benefits.

         These restrictions placed on interested shareholders by Section 203 do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or
(ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption. The Corporation has not elected to take itself outside of the coverage of Section 203.

         Prior to the adoption of Section 203, in 1983 and 1985 the Corporation's shareholders approved amendments to its Certificate of Incorporation to include various shareholder protective provisions by a considerable majority of affirmative votes. Substantially similar provisions have been restated in the Articles of Incorporation of New Univar. These provisions are intended to discourage transactions such as two-tier tender offers, greenmail and similar abusive transactions.
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Accordingly, the fact that New Univar will no longer be subject to the restrictions of Section 203 and will not have all of the protective provisions of Washington law is not expected to have a material adverse effect on the shareholders of New Univar.

         Mergers, Acquisitions and Other Transactions. Under the WBCA, a merger, consolidation, sale of substantially all of a corporation's assets other than in the regular course of business, or dissolution of a public corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another proportion is specified in the articles of incorporation. As previously set forth in "Other Differences in the Charter Documents," New Univar's Articles of Incorporation provide that the corporate transactions specified above may be approved by a majority of the outstanding shares entitled to vote. Under the DGCL, a merger, consolidation, sale of all or substantially all of a corporation's assets other than in the regular course of business or dissolution of a corporation must be approved by a majority of the outstanding shares entitled to vote.

         Action Without a Meeting. Under the WBCA, shareholder action may be taken without a meeting if written consents setting forth such action are signed by all holders of outstanding shares entitled to vote thereon.

         The DGCL authorizes shareholder action without a meeting if consents are received from holders of a majority of the outstanding shares. The Corporation's Certificate of Incorporation does not permit such action.

         Class Voting. Under the WBCA, the articles of incorporation of a corporation may authorize one or more classes of shares that have special, conditional or limited voting rights, including the right to vote on certain matters as a group. The articles of incorporation may not limit the rights of holders of a class to vote as a group with respect to certain amendments to the articles of incorporation and certain mergers that adversely affect the rights of holders of that class.

         The DGCL requires voting by separate classes only with respect to amendments to the certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

         Transactions With Officers or Directors. The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (i) it is approved by a majority of qualified directors; (ii) it is approved by the affirmative vote of all qualified shares; or (iii) at the time of commitment, the transaction was fair to the corporation. For purposes of this provision, "qualified director" is one who does not have: (a) a conflicting interest respecting the transaction, or (b) a familial, financial, professional, or employment relationship with a second director which relationship would reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified Shares" are defined generally as
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shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest respecting the transaction.

         The DGCL provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or acommittee which authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of disinterested directors; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the shareholders.

         Appraisal or Dissenter's Rights. Under the WBCA, a shareholder is entitled to dissent from and, upon perfection of his or her appraisal right, to obtain fair value of his or her shares in the event of certain corporate actions, including certain mergers, consolidations, share exchanges, sales of substantially all assets of the corporation, and amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights.

         Under the DGCL, appraisal rights are available only in connection with certain mergers or consolidations, unless otherwise provided in the corporation's certificate of incorporation. Even in the event of those mergers or consolidations, unless the certificate of incorporation otherwise provides, the DGCL does not provide appraisal rights (1) if the shares of the corporation are listed on a national securities exchange, designated as a "National Market System" security, or held of record by more than 2,000 shareholders (as long as in the merger the shareholders receive shares of the surviving corporation or any other corporation the shares of which are listed on a national securities exchange, designated as a National Market System security, or held of record by more than 2,000 shareholders) or (2) if the corporation is the surviving corporation and no vote of its shareholders is required for the merger. The Corporation's common stock is listed on the New York Stock Exchange and shareholders therefore would presently not have statutory appraisal rights under the DGCL in such mergers but will have under the WBCA.

         Indemnification of Directors and Officers. Under the WBCA, if authorized by the articles of incorporation, a bylaw adopted or ratified by shareholders, or a resolution adopted or ratified, before or after the event, by the shareholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of: (i) acts or omissions of the directors finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) conduct of the director finally adjudged to be an unlawful distribution; or
(iii) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled. Written commentary by the drafters of the WBCA, which has the status of legislative
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history, specifically indicates that a corporation may indemnify its directors and officers for amounts paid in settlement of derivative actions, provided that the director's or officer's conduct does not fall within one of the categories set forth above. New Univar's Articles provide that New Univar shall indemnify its directors and officers to the fullest extent not prohibited by law, including indemnification for payments in settlement of actions brought against the director or officer in the name of the corporation, commonly referred to as a derivative action. See "Principal Differences in Corporate Charters and Bylaws
- -- Indemnification of Directors and Officers" above.

         Under the DGCL, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of non-derivative actions where the director or officer acted in good faith and in, or not opposed, to the best interests of the corporation. Additionally, under the DGCL, a corporation may reimburse directors and officers for expenses incurred in a derivative action. While the DGCL provides that these indemnification provisions are not exclusive, which, in the Corporation's opinion, indicates that a corporation may provide for broader indemnification in its charter documents including circumstances not otherwise authorized under the DGCL, there is some uncertainty as to the extent to which a corporation may indemnify its directors and officers for judgments and amounts paid in settlement of derivative actions. There are no definitive decisions and this uncertainty exists because certain legal commentators have argued that such indemnification would be circular and is against public policy. Also, a proposal to permit such indemnification was specifically rejected by the General Corporation Law Section of the Delaware Bar Association.

         The Corporation has included undertakings in various registration statements filed with the Securities and Exchange Commission that in the event a claim for indemnification is asserted by a director or officer relating to liabilities under the Securities Act of 1933 the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification would be against public policy and will be governed by any final adjudication of such issue.